Exhibit 99.10
Consent of Nicolas Dufourcq
Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in this Registration Statement on Form F-4 (Registration No. 333-240094) (the “Registration Statement”) of Fiat Chrysler Automobiles N.V. (the “Registrant”), and any supplements and amendments thereto, as a person who is about to become a director of the Registrant following the merger described in the Registration Statement, and consents to the filing of this consent as an exhibit to the Registration Statement and any supplements and amendments thereto.

By:         /s/ Nicolas Dufourcq
Name:         Nicolas Dufourcq
Date:         October 14, 2020